                                                                     Exhibit 1.2

                  AMENDMENT NO. 1 TO PLACEMENT AGENT AGREEMENT

                                                                January 13, 2005

Brookshire Securities Corporation
4 West Las Olas Blvd., 8th Floor
Ft. Lauderdale, Florida 33301
Attention: Legal Department

Re:  PLACEMENT AGENT AGREEMENT

Gentlemen:

     Reference  is  made  to  that  certain   Placement   Agent  Agreement  (the
"Agreement"), dated as of October 22, 2004, by and between Brookshire Securities
Corporation ("Brookshire") and CepTor Corporation ("CepTor").  This letter is to confirm  our mutual  agreement  that the  Agreement  shall be amended to reflect
CepTor's  option to increase the maximum  amount of the Offering to  $12,000,000
(480 Units), with an over-allotment option of $1,800,000 (72 Units).

     As compensation for Brookshire's  agreement to continue as Placement Agent,
Ceptor shall issue to Brookshire  150,000 additional shares of its common stock, par value,  $0.0001 per share,  should the final amount of gross  proceeds  from closings under the Offering exceed  $6,900,000.  Should the final amount be less than $12,000,000,  Brookshire's  additional shares shall be reduced pro rata, to zero additional shares should the final amount of closings under the Offering be
$6,900,000 or less.

     Notwithstanding  the  foregoing,  should  CepTor not  increase  the maximum amount of the Offering in accordance with the immediately  preceding  paragraph,
CepTor may nonetheless accept up to $7,590,000 of subscriptions (10% increase).

     If the  foregoing  conforms  with your  understanding  of the  arrangements between us,  please this letter in the space  indicated,  whereupon  this letter shall constitute a binding and legal agreement between CepTor and Brookshire.

                                    Very truly yours,
                                    CEPTOR CORPORATION

                                    By:/s/ William H. Pursley
                                       -------------------------
                                         William Pursley
                                         Chief Executive Officer

                                    Accepted as of the date first written above:
                                    BROOKSHIRE SECURITIES CORPORATION

                                    By: /s/ Timothy B. Ruggiero
                                        ---------------------------
                                         Timothy B. Ruggiero
                                         President